EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of American Champion Entertainment, Inc. on Form S-8 of our reports on the consolidated financial statements of American Champion Entertainment, Inc. and its subsidiaries dated March 11, 1999 and January 27, 2000 appearing in the Annual Reports on Form 10-KSB of American Champion Entertainment, Inc. for the years ended December 31, 1998 and December 31, 1999. We also consent to the reference to us under the caption "Experts".

/s/ Moss Adams L.L.P.
Moss Adams L.L.P.

San Francisco, California
January 19, 2001